Exhibit 99.1

B&R Technology Merger Corp. Announces Closing of Exercise of IPO Over-Allotment Option

New York, NY, August 25, 2026 (GLOBE NEWSWIRE) – B&R Technology Merger Corp. (the “Company”) (NASDAQ: BRTMU), announced today that the underwriter of its previously consummated initial public offering has partially exercised its option to purchase an additional 3,500,000 units at the public offering price of $10.00 per unit, resulting in additional gross proceeds of $35,000,000. The underwriter has forfeited their remaining option to purchase up to 1,375,000 additional units.

After giving effect to this partial exercise of the over-allotment option, the total number of units sold in the public offering increased to 36,000,000 units, resulting in total gross proceeds of $360,000,000 for the Company’s initial public offering.

Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BRTM” and “BRTMW,” respectively.

Citigroup acted as sole book-running manager for the offering.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146), or by accessing the SEC’s website at www.sec.gov.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on July 20, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

David York,

Clark Callander

Steve Fletcher

B&R Technology Merger Corp.

info@bandrtechnology.com